Exhibit 4.1 Celanese AG Plan Document LTIP 2002 (Stock Option Program) Terms and Conditions for the Granting and the Exercise of Stock Options (“Terms and Conditions“)

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Preamble

At the Annual General Meeting of Celanese AG, Kronberg im Taunus (hereinafter the “Company” or “Celanese AG”) on May 15, 2002, the shareholders resolved on a contingent capital increase. The contingent capital increase shall only be used to grant stock options to members of the Management Board of Celanese AG, senior managers of Celanese AG (senior management of contract levels 2 - 4), members of the management boards (“Geschäftsleitungsorgane”) of subordinated affiliated companies in Germany and abroad and other senior managers of contract levels 2 - 4 of subordinated affiliated companies in Germany and abroad (collectively the “Eligible Persons”). The contingent capital increase is expected to be registered in the commercial register of the Company soon.

Furthermore, the shareholders at the Annual General Meeting authorized the Management Board to use treasury shares within the statutory limitations to satisfy such stock options; insofar as members of the Management Board are entitled to stock options, such authorization shall pass to the Supervisory Board.

Based on this resolution, stock options in the Company’s shares shall be granted to Eligible Persons (“Stock Options”). The Stock Options shall be governed by these Terms and Conditions. If the laws, and in particular the tax laws, applicable to Eligible Persons abroad require provisions which are different from these Terms and Conditions, such provisions shall be communicated pursuant to § 12 of these Terms and Conditions.

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§ 1

Issue and Contents of Stock Options

1.1	The Stock Options shall be granted on July 8, 2002.

1.2

Each Stock Option entitles the Eligible Person to subscribe to one share in the Company at the exercise price according to these Terms and Conditions. The exercise price shall be determined according to § 2.

1.3

Shares issued by the Company upon exercise of the Stock Options shall be treated equally as no-par value shares of Celanese AG registered under Securities Identification No. 575 300 or ISIN DE 0005753008 with regard to dividends and all other rights of shareholders, provided that such treatment is allowed by law and is in accordance with the resolution of the Annual General Meeting of the Company dated May 15, 2002.

§ 2

Exercise Price

2.1	The exercise price for acquiring shares in the Company is the sum of

(i)

the arithmetic mean of the closing price for shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange for the last twenty consecutive stock trading days directly preceding the granting of the Stock Options (hereinafter the “Reference Price”) and

(ii) a surcharge of 20% of the Reference Price.

2.2	The exercise price shall be EUR 27.54, the Reference Price shall be EUR 22.95.

2.3

If shares are issued from the contingent capital to satisfy Stock Options such shares shall be issued pursuant to sec. 193 para. 2 No. 3 to the German Stock Corporation Act (Aktiengesetz - “AktG”) at an issue price equal to the Reference Price. However, the

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Eligible Person acquiring a share pursuant to these Terms and Conditions shall be obliged to pay an additional surcharge of 20% of the Reference Price; at the Company’s discretion, the Eligible Person can also assign his right to a premium pursuant to § 3.2 sentence 2 to the Company instead of paying the surcharge in cash. The surcharge will be applied to the equity of the Company, as will the Reference Price.

2.4

If Stock Options are granted to members of the management boards of subordinated affiliated companies (“Subsidiaries”) or to senior managers of Subsidiaries, the Company may determine that the Exercise Price shall be payable entirely or partially to the respective Subsidiary. Such determination shall be announced pursuant to § 12.

§ 3

Premium

3.1

If the closing price for shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange for the last stock trading day directly preceding the day before the Stock Options are exercised (based on the local time in Frankfurt am Main as place of reference) exceeds the Reference Price by at least 20%, thus meeting the performance goal, the Eligible Person is entitled to a premium amounting to 20% of the Reference Price on each share that the Eligible Person receives upon the exercise of his Stock Options.

3.2

This premium shall be paid by the Company to members of the Management Board or senior managers of the Company and applied to the surcharge to be paid pursuant to § 2.3 sentence 2 of these Terms and Conditions, so that if the performance goal as defined in § 3.1 is met only an amount equal to the Reference Price must be paid when a Stock Option is exercised. Members of the management boards of Subsidiaries and senior managers of Subsidiaries will obtain the premium from the respective Subsidiary according to the option covenant given by the Subsidiary. In such cases the premium will be applied to the surcharge to be paid pursuant to § 2.3 sentence 2 of these Terms and Conditions only insofar as such surcharge, pursuant to § 2.4 of these Terms and Conditions, is payable to the respective Subsidiary as well; however in this case, the

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Eligible Person is also placed in the same economic position as if he acquired a share of the Company at the Reference Price.

§ 4

Term, Vesting Period, Blackout Periods

4.1

The term of the Stock Options ends on July 7, 2012, 24.00 hours (Term). Subject to the provisions of § 5 (Accelerated Vesting) of these Terms and Conditions, Stock Options may be exercised no earlier than July 8, 2007 and no later than immediately prior to the expiration of the Term (Exercise Period). § 4.5 shall remain unaffected.

4.2	Notwithstanding the Exercise Period, Stock Options cannot be exercised during blackout periods. Blackout periods shall consist of each of the following days or periods:

	a)	days or periods which are determined by the Company as “Blackout Periods” with prior notice of at least, as a rule, five calendar days;

	b)	other days or periods which will be determined at the Company’s discretion.

Moreover, the Eligible Persons are required to comply with the laws and regulations, in particular insider trading laws, as well as any insider trading guidelines of the Company whenever exercising Stock Options and trading in shares.

4.3	The Company will communicate to the Eligible Persons pursuant to § 12 such days or periods during which the exercise of a Stock Option shall be prohibited.

4.4

Any Stock Options which have not been exercised by the end of the Term shall lapse upon the expiration of the Term without any consideration. A lapse prior to the expiration of the Term pursuant to other provisions of these Terms and Conditions shall remain unaffected.

4.5

If the last day of the Term falls within a blackout period for an Eligible Person, Stock Options that the Eligible Person has not exercised shall be deemed to have been exercised on the last day of the Term, provided that the closing price of shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange for the

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last day of the Term (based on the local time in Frankfurt am Main as place of reference) exceeds the Reference Price by at least 20%.

§ 5

Accelerated Vesting

5.1	Accelerated Vesting

Stock Options may be exercised before July 8, 2007, but in no event earlier than on July 8, 2004, if the share price of Company’s shares during the period between July 8, 2002, and the exercise of the Stock Options outperforms the median of the performance of the peer group. The Company will notify the Eligible Persons each trading day whether or not such requirement for the Accelerated Vesting is met; such announcements will be communicated pursuant to § 12.

5.2	The Peer Group

The peer group consists of the following companies:

Corporate Name and Seat		Stock Exchange Location	Initial Stock Price
1.	The Dow Chemical Company, Midland, Michigan, U.S.A.	New York	USD 32.85

2.	DSM N.V., Heerlen, The Netherlands	Amsterdam	EUR 46.64

3.	Eastman Chemical Company, Kingsport, Tennessee, U.S.A.	New York	USD 45.86

4.	Solutia Inc., St. Louis, Missouri, U.S.A.	New York	USD 7.57

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5.	Lyondell Chemical Corporation, Houston, Texas, U.S.A.	New York	USD 15.02

6.	Imperial Chemical Industries plc, London, Great Britain	London	UKp 308.96

7.	Methanex Corporation, Vancouver, Canada	Toronto	CAD 12.19

8.	Rhodia SA, Coubevoie, France	Paris	EUR 8.97

9.	Millenium Chemicals Inc., Red Bank, New Jersey, U.S.A.	New York	USD 13.31

The specified Initial Stock Price corresponds to the arithmetic mean of the closing price of the relevant ordinary shares of each company in the peer group on the relevant stock exchange for the last 20 consecutive stock exchange trading days directly preceding July 8, 2002.

5.3	Requirements for Accelerated Vesting

Accelerated Vesting requires the performance of the share price of Celanese AG to outperform the median of the performance of the share prices of the peer group during the period for which the performance of the share price of Celanese AG is determined.

The median shall be the performance of the share price for a company in the peer group which, when compared to the performance of the share prices for all companies in the peer group, falls in the middle. The arithmetic mean of the performance of the share prices of the two companies in the middle shall apply in the event of an even number of companies.

5.4	Relevant Performance of the Share Price of Celanese AG

The performance of the share price of the shares of Celanese AG shall be determined by comparing: (1) the Reference Price to (2) the closing price of shares of Celanese AG in

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Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange for the last stock exchange trading day directly preceding the exercise date (based on local time in Frankfurt am Main as place of reference). The performance of the share price of the shares of Celanese AG shall equal the percentage by which the aforesaid closing price of the shares of Celanese AG deviates from the Reference Price.

5.5	Relevant Performance of the Share Price of the Peer group

The performance of the share price of the shares of the peer group shall be determined by comparing (i) the Initial Stock Price pursuant to the chart in § 5.2 to (ii) the closing price of the ordinary shares of each company in the peer group on the relevant stock exchange for the last stock trading day directly preceding the exercise of the Stock Options (based on local time in Frankfurt am Main as place of reference). The performance of the share price of the shares of the companies in the peer group shall equal the percentage by which the respective closing price deviates from the respective Initial Stock Price.

5.6	Consequences of a Delisting

Companies in the peer group whose shares are no longer traded on the relevant securities exchange at the time the Stock Options are exercised shall not be taken into account for purposes of determining the performance of share prices for the companies in the peer group.

5.7	Provision for Special Factors

In calculating the closing price of shares of Celanese AG and of the ordinary shares of each company in the peer group, dividend payments, the value of statutory stock subscription rights, stock splits and other forms of distributions of assets to the shareholders shall be taken into account in accordance with the methods used to determine the DAX Performance Index.

In the event of substantial changes with respect to the companies in the peer group, particularly in the event of a transformation as described in sec. 1 para. 1 of the Law Regulating Transformation of Companies (Umwandlungsgesetz - “UmwG”), takeovers or substantial changes to the company’s purpose or its capital structure, the Company is entitled to make appropriate adjustments in consultation with an acknowledged credit

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institution, as necessary to maintain an appropriate rating scale. Such adjustment may also result in the exclusion of a company from the peer group. The adjustment shall be at the Company’s discretion and shall be binding. It will be communicated to the Eligible Persons by an announcement pursuant to § 12.

§ 6

Lapse of Stock Options Prior to Expiration of the Term

6.1

Subject to and notwithstanding the following provisions, Stock Options which have not been exercised at the time the employment or service relationship of an Eligible Person with Celanese AG or a subordinated affiliated company effectively terminates, shall lapse. Stock Options which have been exercised at the time the employment or service relationship terminates shall remain unaffected thereby; in particular, delivered shares do not have to be returned.

Any transfer of an Eligible Person from one company of the Celanese Group to another shall have no effect on Stock Options granted. Celanese AG and all subordinated affiliated companies of Celanese AG, particularly direct and indirect majority shareholdings of Celanese AG, shall be considered Companies of the Celanese Group.

For the purposes of this provision fixed-term employment or service contracts shall be deemed terminated at the time the fixed term lapses only if they have not been extended or renewed without any interruption; this provision shall not affect provisions of other agreements, such as termination agreements, which may be contradictory.

6.2	In the event of

	a)	a termination given by the Eligible Person (Eigenkündigung), or

	b)	a termination for cause given by the employer without prior notice,

Stock Options shall, contrary to § 6.1, lapse as soon as the notice of termination has been received.

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6.3	In the following special cases of

	a)	a termination of an employment or service relationship by means of a separation agreement,

	b)	a notice of termination given with prior notice by the employer for business-related reasons,

	c)	a notice of termination given with prior notice by the employer for person-related reasons, or

	d)	a notice of termination given with prior notice by the employer due to the Eligible Person’s conduct,

the following special provisions shall apply:

If in one of the aforesaid special cases the employment or service relationship terminates with effect as of July 7, 2004 or prior thereto, all Stock Options of the Eligible Person shall lapse as of the effective date of the termination. If the employment terminates with effect as of July 8, 2004 or thereafter, the following rules shall apply: Only those Stock Options which, according to the provisions set forth in these Terms and Conditions, could have been exercised by the effective date of the termination during any period of fourteen consecutive calendar days while receiving a premium pursuant to § 3.1, but which have not actually been exercised, shall lapse as of the effective date of the termination. Stock Options which could not have been exercised as described above by the effective date of the termination shall lapse at the end of 18 months from the effective date of the termination; they may be exercised within this 18-month period according to the provisions set forth in these Terms and Conditions.

6.4	In the following special cases of

	a)	retirement,

	b)	early retirement upon attaining the age of 55,

	c)	long-term disability, or

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	d)	the Eligible Person’s death,

the Stock Options shall remain unaffected; they may be exercised according to the provisions set forth in these Terms and Conditions. In case of d) the Stock Option may be exercised by a beneficiary who is named by the Eligible Person to the Company. If no such beneficiary is named, the legal heirs shall be entitled to exercise Stock Options and receive the shares.

6.5

If a Subsidiary, a business unit or a part of a business unit leaves the Celanese Group with effect as of July 7, 2004 or prior thereto (Change Of Control Date) and the previous employment of the Eligible Person is thereby transferred into an employment with a company which does not belong to the Celanese Group, all Stock Options of the Eligible Person shall lapse by the end of the day on the Change of Control Date. If the Change of Control Date is July 8, 2004 or later, the following rules shall apply: Only those Stock Options which, according to the provisions set forth in these Terms and Conditions, could have been exercised by the Change of Control Date during any period of fourteen consecutive calendar days while receiving a premium pursuant to § 3.1, but which have not actually been exercised, shall lapse on the fifteenth calendar day after the Change Of Control Date. Stock Options which could not have been exercised as described above by the day of change of control shall lapse at the end of 18 months from the day of change of control; they may be exercised within this 18-month period according to the provisions set forth in these Terms and Conditions. The Company reserves the right to determine that, in the event of a change of control, the Eligible Person shall receive reasonable compensation for his Stock Options, and such Stock Options shall lapse.

The foregoing provision shall apply mutatis mutandis if employment is not transferred to the new owner of the business because the Eligible Person objects to the transfer of the employment in accordance with statutory rights but without good cause. In particular, good cause may not be argued if the Eligible Person objects to the transfer of employment in order to avoid the applicability of the foregoing subparagraphs.

The Change Of Control Date within the meaning of this § 6.5 shall be the day on which Celanese AG loses its direct or indirect majority shareholding in the Subsidiary, or on which the substantial assets of the business unit or part of the business unit are transferred to the acquirer.

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6.6	Stock Options which have not been exercised shall lapse if

a)

a creditor of an Eligible Person executes a judgment or a similar process against such Stock Options or against rights attached to such Stock Options and such execution proceeding is not set aside at the latest within three months;

	b)	the assets of an Eligible Person are subject to insolvency or similar proceedings, or the initiation of insolvency proceedings is refused for reason of insufficiency of assets.

6.7

Celanese AG and the respective employer of the Eligible Person are entitled to communicate to both the Receiving Office and the Option Office (see § 7) (without giving any reasons) whether and as of which date Stock Options of an Eligible Person shall lapse.

6.8

The Company reserves the right to amend the foregoing provisions of this § 6, in a particular case or in general with respect to individual or all Eligible Persons, within the limits of the Annual General Meeting’s resolution dated May 15, 2002. Such amendments shall take effect from the receipt by the respective Eligible Person of a respective notification, or from the announcement pursuant to § 12, or after receipt or announcement at the date specified in the notification or announcement. Amendments within the meaning of this § 6.8 may be made or revoked anytime without any consideration within the form set forth herein.

6.9

Stock Options which lapse because the employment or service contract of an Eligible Person is terminated will not be re-issued by the Company. Any lapse of Stock Options shall not give rise to a claim for consideration or compensation.

6.10

§ 4.4 sentence 1 shall remain unaffected. The Stock Options shall therefore lapse without compensation and without replacement upon the expiration of the term, even if a longer period for the exercise of the Stock Options should occur in accordance with the provisions of this § 6.

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§ 7

Exercise of Option Rights

7.1	Exercise of Stock Options

Stock Options are exercised by sending an irrevocable notice of exercise to the office specified by the Company (hereinafter the “Receiving Office”). The Receiving Office will transmit the exercise notice to a trustee engaged by the Company (hereinafter the “Option Office”). The Company will provide the Eligible Persons in due time with forms - at the Company’s discretion also in electronic form - for exercising the Stock Options (hereinafter the “Exercise Notice”). By means of the Exercise Notice, the Eligible Person authorizes the Option Office irrevocably to make, in its own name but on behalf of the Eligible Person, the declarations required by law for the exercise of Stock Options. The Exercise Notice shall take effect only if the Receiving Office receives it completed in full, signed and without any deletions or additions not contemplated by the form. The Exercise Notice must be given in the form announced by the Company when the forms are distributed. A different form shall render the Exercise Notice void, unless otherwise permitted by announcement pursuant to § 12. The Company may also provide other rules by announcement pursuant to § 12 with respect to the exercise of Stock Options as well as further details; in particular, the Company may determine that the Eligible Persons shall make the declaration required by law directly or by proxy vis-à-vis the Company, and shall authorize the Company to debit the amount payable by the Eligible Person pursuant to §§ 2 and 3 in accordance with § 7.3.

7.2	Receiving Period

Exercise Notices shall be effective only if they are received

	-	if exercised in Europe, between 8 a.m. and 11 a.m. local time in Frankfurt am Main as place of reference,

	-	if exercised in the U.S.A., between 8 a.m. and 11 a.m. local time in New York as place of reference,

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	-	if exercised in Asia, between 12 p.m. and 3 p.m. local time in Singapore as place of reference on a business day (except Saturdays) which is not a public holiday in Hesse (“Receiving Period”) at the Receiving Office. Exercise Notices which are received outside of the Receiving Period at the Receiving Office shall be deemed to be received at the beginning of the next Receiving Period. Limitations of the ability to exercise Stock Options pursuant to the foregoing provisions shall be announced pursuant to § 12.

7.3	Consideration to be paid upon Exercise of Stock Options

Unless a different procedure is announced by the Company accordance with §12, the sum to be paid by Eligible Persons upon exercise of the Stock Options pursuant to §§ 2 and 3 will be charged to the account to be kept for the Eligible Person with a bank to be determined by the Company. The Eligible Person is responsible for maintaining a sufficient balance in his account. At the request of the Company, the Eligible Person shall issue all declarations necessary for the opening and maintaining of the account.

7.4	Irrevocability of the Exercise

The exercise of Stock Options is irrevocable and not subject to conditions. The Eligible Person shall be deemed to accept these Terms and Conditions as well as the announcements which will have been communicated pursuant to § 12 up until the exercise upon issuance of the Exercise Notice at the latest. The Company hereby waives the requirement of a declaration of acceptance by the Eligible Person.

7.5	Change of Option Office

The Company shall be entitled to replace the Option Office with another trustee at any time and on multiple occasions. The change is subject to an announcement pursuant to § 12 and will become effective upon the date specified.

7.6	Delivery of Shares

The Eligible Person takes notice and agrees that the shares will be booked to his account no earlier than two to three banking days after due receipt of the Exercise Notice at the

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Receiving Office. Banking days pursuant to this provision shall be days on which commercial banks in Hesse are open for regular business. The Company reserves the right to have the shares booked to an account which is maintained outside of Germany; in this case, delivery of the shares may take more time. The Company retains full discretion for the decision whether to deliver existing shares or shares resulting from a capital increase.

7.7	Number of Shares to be received per Exercise Notice; Lapse of Remainders

Only one Exercise Notice may be given during each Receiving Period. At least 50 Stock Options must be exercised per Exercise Notice. If a remainder of less than 50 Stock Options remained after an Exercise Notice is given, such Stock Options may be exercised only in conjunction with this last Exercise Notice, otherwise they will lapse without any consideration or compensation.

§ 8

Non-Transferability and Non-Exploitability of Stock Options

8.1

Stock Options may not be assigned, transferred, pledged or otherwise economically realized, other than by an Exercise Notice to the Company. Legal dispositions in the event of death (will, inheritance settlement (Erbvertrag)) are exempted from the foregoing restriction; in this case, as well as in the case of an intestate succession (gesetzliche Erbfolge), the disposition shall be subject to the provision of § 6.4.

8.2

If the Eligible Person enters into a counter-trade which economically realizes the value of the Stock Options, such Stock Options shall lapse without any consideration or compensation, provided the counter-trade is entered into during a period in which the Stock Options could not have been exercised while receiving a premium pursuant to § 3.1. The Eligible Person must certify in the respective Exercise Notice that no such counter-trades have been entered into.

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§ 9

Protection Against Dilution

9.1

In the event of a change of the amount of the share capital and/or the number of shares of the Company, or in the event that convertible bonds or subscription bonds on new shares of the Company are issued, or in the event that the Company is directly affected by a spin-off (within the meaning of the Law Regulating Transformation of Companies (UmwG)), other than a hive down (Ausgliederung), the Exercise Price will be changed such that the proportion of the new Exercise Price and relevant share value of the share after the respective measure corresponds to the proportion of the Exercise Price hitherto and the relevant share value preceding the measure. The respective relevant share value shall be determined by the Company at its reasonable discretion; Section 9 para. 1 AktG shall remain unaffected. In such instances, the provisions set forth in § 2.3 and § 3 of these Terms and Conditions shall be adjusted, whereby 80% of the adjusted Exercise Price shall be used as a Reference Price.

9.2	In addition to the adjustment pursuant to § 3.1, or, respectively, as restrictions to the foregoing principle, the following provisions shall apply:

a)

In accordance with the statutory rule of sec. 218 AktG the contingent capital will, in the event of a capital increase from the Company’s reserves, increase in the same proportion as the share capital. For example, if the share capital is increased from 100 to 200, a contingent capital of 10 would increase to 20.

Against this background the following shall apply: If the contingent capital created for the purpose of granting Stock Options within the Stock Option Program 2002 is increased due to a capital increase from the Company’s reserves pursuant to sec. 218 AktG and new shares are issued in the course of this capital increase, the number of shares which may be obtained per Stock Option will be increased proportionally (rounded down - based on the total number of shares to be obtained by the Eligible Person - to the next whole number of shares), in addition to the adjustment pursuant to § 9.1. This shall be announced pursuant to § 12. In the event that a capital increase from the Company’s reserves is implemented without

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the issuance of new shares, in which case the amount of the stated capital of the Company attributable to each share increases, without effect on the interest in the Company per existing share, no adjustment shall occur, except for an increase of the contingent capital by operation of law pursuant to sec. 218 AktG.

b)

If the fractional amount of the share capital of the Company attributable to each share increases as a result of a reduction of the number of shares, the number of shares which may be obtained per Stock Option will be reduced proportionally (rounded down - based on the total number of shares to be obtained by the Eligible Person - to the next whole number of shares), in addition to the adjustment pursuant to § 9.1. This shall be announced pursuant to § 12.

9.3

Insofar as the adjustments of the Exercise Price and the Reference Price pursuant to the provisions of this § 9 are not sufficient to maintain the intrinsic value of the issued Stock Options, the Management Board - and as far as members of the Management Board are concerned, the Supervisory Board, acting exclusively - shall be authorized to determine whether the number of shares which may be obtained per Stock Option shall be increased (rounded down - based on the total number of shares to be obtained by the Eligible Person - to the next whole number of shares). This shall be announced pursuant to § 12. The total volume of the contingent capital as well as the distribution of the total volume among the groups of Eligible Persons shall remain unaffected.

9.4	An adjustment shall not occur

	a)	in the event of the issuance of shares from the contingent capital created for the purpose of granting Stock Options within the Stock Option Program 2002,

b)

in the event of a capital increase or the issuance of bonds with conversion/subscription rights or obligations that exclude legal subscription rights of all shareholders, unless only fractional amounts are excluded,

c)

if contractual subscription rights and/or bonds with conversion/subscription rights or obligations are offered to Eligible Persons and treat Eligible Persons as if they had exercised all their Stock Options prior to the respective capital measure,

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	d)	if the value of the adjustment does not exceed 1% of the intrinsic value of the Stock Options prior to the event that would otherwise trigger adjustment, or

e)

if the adjustment would cause the Stock Option Program to lose its qualification as “fixed plan” according to U.S.-GAAP; if adjustments are possible or necessary according to U.S. GAAP in order to maintain the intrinsic value of the issued Stock Options while at the same time maintaining the qualification of the Stock Option Program as “fixed plan,” such adjustments can be made by the Company at its own discretion to the extent legally permissible, in particular in accordance with the shareholders’ resolution passed at the Annual General Meeting on May 15, 2002, even if such adjustments deviate from the provisions of this § 9.

§ 10

Taxes, Duties and Other Charges

10.1

Any taxes, duties, or other charges imposed on the Eligible Person in connection with the granting of Stock Options, the exercise of Stock Options, or the delivery of shares shall be borne by the Eligible Person. Each Eligible Person may be taxed differently, depending on his or her individual circumstances. The Company does not undertake any obligation to compensate for these differences.

10.2

The Eligible Person hereby consents to the Company undertaking all acts necessary under applicable tax law, or acts which the Company considers necessary or reasonable with respect to taxation related to the grant of Stock Options, the exercise of Stock Options, or the delivery of shares; this includes, in particular, the withholding of taxes and their transfer to the competent tax authority.

The Eligible Person’s registration, declaration, filing and payment obligations pursuant to applicable German or foreign law shall remain unaffected. § 11.3 shall remain unaffected as well.

10.3	The Company does not guarantee in any respect that taxes or duties will not be imposed when the Stock Options are granted, or upon the first opportunity to exercise Stock

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Options while receiving a premium pursuant to § 3.1, or solely on the difference between the Exercise Price/Reference Price and the current share price at the time the Stock Options are exercised, or upon delivery of shares, or on profit realized by (immediate) sale, or on a any other amount. It is recommended that the Eligible Persons seek tax advice that considers their personal circumstances. Any costs related to such advice shall be borne by the Eligible Persons.

§ 11

Limitation of Liability and Other Matters

11.1

The Company’s liability for damages, on whatever legal basis, shall be excluded or limited in accordance with the following provisions, insofar as it arises from the wilful or negligent wrongdoing and insofar as it does not relate to damages for which liability may not be excluded or limited in this manner:

	11.1.1	The Company shall not be liable

		a)	in the event of simple negligence on the part of the Company’s bodies, legal representatives, employees, or any other persons employed by the Company in the performance of its obligations, and

		b)	in the event of gross negligence on the part of non-executive employees or any other person employed by the Company in the performance of its obligations,

unless a breach of material contractual obligations exists.

	11.1.2	Insofar as the Company is liable for damages on the merits of the claim, the Company shall not be liable

		a)	for financial losses, particularly lost profits,

		b)	for damages which, at the time the Stock Options were granted, were neither foreseen by the Company as a potential consequence of a breach of

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a contractual obligation, nor which were foreseeable to the Company, taking into account the circumstances known to the Company or which, applying due diligence, should have been known to the Company, or

		c)	for such damages which result from circumstances which could be controlled by the Eligible Person and which could have been prevented by the Eligible Person had he applied due diligence.

However, the limitation of liability for these damages shall not apply insofar as the Company is liable on account of an intentional violation or gross negligence of its bodies, legal representatives or executives; the same shall apply to a) and c) in the event of a breach of a material contractual obligation.

11.1.3

The exemption and limitation of liability pursuant to § 11.1 shall be comparably applicable for personal liability of the Company’s bodies, legal representatives, employees, and other persons employed by the Company in the performance of its obligations.

11.2

The Company does not guarantee the general performance of stock markets or the performance of the Company’s share price prior or subsequent to the grant of Stock Options, the exercise of Stock Options, or any other date or period. In particular, the Company does not guarantee that the Eligible Person who has obtained or exercised Stock Options, will gain any profits or any profit of a certain amount, or that an Eligible Person will be able to sell shares profitably. Therefore, the acceptance and the exercise of Stock Options is at the sole risk of each Eligible Person.

11.3

In the event that Stock Options are satisfied with new shares arising from a capital increase resolved upon at the Annual General Meeting on May 15, 2002 subsequent to the close of a fiscal year but prior to the Annual General Meeting at which the annual financial statements for the previous fiscal year are presented, the new shares issued will participate in the distribution of profits from the beginning of the fiscal year in which they are issued. The other shares, however, will also participate in the profits for the previous fiscal year. In this situation, any newly issued shares shall be traded under a separate Securities Identification Number (or ISIN, respectively) until the other shares are also

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traded “ex dividend.” As a result, it is possible that there will not be an adequately liquid market for such new shares within the specified period.

§ 12

Announcements

12.1

All announcements on the basis of these Terms and Conditions, particularly announcements of the Company pursuant to § 4.3, will be communicated via the Intranet at http://one.celanese.com/sar-planmember-helppage.htm or at a different Intranet address which shall be communicated to the Eligible Persons in accordance with this § 12, or by other electronic means. Announcements not concerning all Eligible Persons may also be communicated in any other manner.

12.2	The Eligible Persons are obliged to check, prior to the exercise of Stock Options, whether or not announcements have been communicated.

§ 13

Certification

13.1	The Company shall have sole discretion whether or not certificates are issued for the Stock Options (“Verbriefung”). The Eligible Person shall not be entitled to a certificate for his Stock Options.

13.2	Costs which may accrue in connection with the issuance of certificates shall be borne by the Company.

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§ 14

Free and Discretionary Action

The Granting of Stock Options is a free and discretionary action of the Company and its subordinated affiliated companies for the benefit of Eligible Persons. Even if Stock Options are granted repeatedly (whether or not with a proviso that this is a free and discretionary action), this does not bestow on Eligible Persons any claim for the future grant of Stock Options, or similar or equivalent remuneration.

§ 15

Costs

Unless explicitly provided otherwise in these Terms and Conditions, all costs accruing with respect to Stock Options, the exercise of Stock Options, and delivery of shares due to the exercise of Stock Options, shall be borne by the Company. The same shall apply for all costs relating to opening and maintenance of the account referred to in § 7.3. All other costs in connection with the holding or the disposal of shares shall be borne by the Eligible Person.

§ 16

Applicable Law, Place of Performance, Legal Venue

16.1

The form and content of the Stock Options and of these Terms and Conditions, as well as all rights, claims and duties resulting therefrom, for the Eligible Person and the Company shall be governed in all respects by the laws of the Federal Republic of Germany, excluding the conflict of laws provisions.

16.2	The place of performance and the non-exclusive legal venue for all disputes arising under or in connection with the Stock Options shall be the corporate seat of the Company.

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§ 17

Miscellaneous

17.1

The Company reserves the right to amend or revise these Terms and Conditions to the extent legally permissible. The granting of Stock Options is conditioned upon the entry of the contingent capital increase described in the Preamble into the commercial register of the Company.

17.2	All payments shall be made in Euro.

17.3

To the extent that the service or employment contract of an Eligible Person contains provisions which deviate from these Terms and Conditions, the provisions of the service or employment contract shall have priority.

17.4

If any of the provisions of these Terms and Conditions are or become invalid or unenforceable (e.g. due to a modification of stock exchange rules), the validity and enforceability of the remaining provisions shall not be affected thereby. Any gap resulting from such invalidity or non-enforceability of a provision as well as any other gaps shall be filled in the form of a suitable provision coming as close as legally possible to the intention of these Terms and Conditions, with regard to the interest of the Eligible Persons (as a group) and in view of the objectives of the Annual General Meeting’s resolution on the Stock Option Program dated May 15, 2002 (“Annual General Meeting’s Resolution”). The same shall apply insofar as a measure of performance or time (time limits, deadlines) is involved. In these cases a suitable provision coming as close as legally possible to the agreed measure of performance or time (time limits, deadlines) shall apply, giving regard, inter alia, to the Annual General Meeting’s Resolution. Provisions which are not consistent with the Annual General Meeting’s Resolution shall be deemed unenforceable for the purpose of this provision.

17.5

Headings shall serve practical purposes only and shall be disregarded in construing this document. In the event of any discrepancies between an English version of these Terms and Conditions, even if furnished by the Company, and the German original text, or in the

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event of any interpretative problems resulting from the translation, the version of the German original text shall be authoritative.

17.6

Any modifications of and amendments to these Terms and Conditions must be in writing unless done by announcement pursuant to the form of § 12. The same shall apply to modifications of this requirement as to written form.